Exhibit 4.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated October 26, 2010, in this Registration Statement (File No. 333-169810) of Smart Trust, Value Architects Disciplined Core Portfolio Trust (2010 Series F).

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP

Chicago, Illinois
October 26, 2010